U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            H BAR C, INC.
            (Name of Small Business Issuer in its charter)

         Delaware                     315000                    65-0785470
(State or jurisdiction of  (Primary Standard Industrial      (I.R.S. Employer
      incorporation         Classification Code Number)      Identification No.)

        118 Murray Avenue, Port Washington, New York 11050; (917) 250-0250 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach, Ca;
                              (949) 975-0544
          (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Maximum    Registration
to be                            Offering    Aggregate  Fee
Registered                       Price Per   Offering
                                 Unit        Price
Common
Stock            4,149,500       $1.00       $4,149,500    $1,037.37

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions

                              PROSPECTUS

                             H BAR C, INC.

                            4,149,500 Shares
                              Common Stock

H Bar C, Inc., a Delaware corporation, is hereby offering shares of common stock on a delayed basis under a shelf registration under Rule 415 pursuant to the terms of this prospectus. A total of 4,149,500 shares of common stock are to be registered, as follows (maximum amounts):

The company's initial public offering consists of 4,000,000 shares of common stock, par value $0.001 (of this amount, up to 3,500,000 shares will be sold for cash). This offering is being made on a best-efforts basis by the company, with no minimum purchase required. The company's common stock in not publicly traded.

Concurrent with this initial public offering, is an offering by certain selling shareholders of the company, in the total amount of 149,500 shares of common stock. These selling shareholders may offer their stock through public or private transactions, on or off the Over the Counter Bulletin Board (should the company be listed on this exchange), at prevailing market prices, or at privately negotiated prices.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 5).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                      Price to Public      Underwriting      Proceeds to
                                           Discounts         Issuer
                                           And
                                           Commissions

Per Share                $1.00                $0               $1.00

Total Maximum            $3,500,000           $0               $3,500,000

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission.
 The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

          Subject to Completion, Dated: ______________, 2000

                          TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                          4

RISK FACTORS                                                                6

USE OF PROCEEDS                                                            12

DETERMINATION OF OFFERING PRICE                                            13

PLAN OF DISTRIBUTION                                                       13

LEGAL PROCEEDINGS                                                          14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS               14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             16

DESCRIPTION OF SECURITIES                                                  17

INTEREST OF NAMED EXPERTS AND COUNSEL                                      18

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
    FOR SECURITIES ACT LIABILITIES                                         18

ORGANIZATION WITHIN LAST FIVE YEARS                                        21

DESCRIPTION OF BUSINESS                                                    21

PLAN OF OPERATION                                                          30

DESCRIPTION OF PROPERTY                                                    31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             31

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                   32

EXECUTIVE COMPENSATION                                                     33

FINANCIAL STATEMENTS                                                       34

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
   ON ACCOUNTING AND FINANCIAL DISCLOSURE                                  55

AVAILABLE INFORMATION                                                      55

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

The team is currently planning a Re-launch of the traditional H Bar C line to the western wear market as well as the creation of a new line able to achieve a crossover of the brand into to other clothing segments. H Bar C currently has in excess of 500 western wear product designs, which have been offered over the years. The Company intends to establish three or four products constituting a crossover line for introduction to a much larger casual wear market. Once the clothing of H Bar C brand is established into the retail network with an extensive marketing and publicity campaign, the company intends to offer complementary products such as high end luggage and other products able to capitalize on the loyal following of customers looking for a western theme in the products they purchase.

The principal offices of the company's are currently located at 118 Murray Avenue, Port Washington, New York 11050. The telephone number for the company is (917) 250-0250.

The Offering.

4,149,500 shares of common stock of the company will be sold on a delayed basis under a shelf registration under Rule 415 (shares outstanding prior to this offering: 7,360,000) (shares to be outstanding after this offering, assuming a full subscription:
11,360,000), as follows:

Selling shareholders: 149,500.

Shares to be sold for cash ($1.00 per share): 3,500,000.

Shares for possible future acquisitions by the company of other companies and/or assets: 250,000.

Shares to be issued for consulting services: 250,000.

Liquidity of Investment.

Although the shares will be free trading, there is no public market for the shares. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term.

Risk Factors.

An investment in the company involved risks due in part to a limited previous financial and operating history of the Company, as well as competition in the industry of the Company. Also, certain potential conflicts of interest arise due to the relationship of the company to management and others.

                            RISK FACTORS

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

Only Limited Prior Operations on which to Assess Prospects for the Company.

The company has only had limited prior operations and has embarked on a new business direction within the past twelve months. Thus, the company is subject to all the risks inherent in the creation of a new business. The likelihood of the success of the company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business and the competitive environment in which the company operates. Unanticipated delays, expenses and other problems such as setbacks in product development, and market acceptance are frequently encountered in connection with the expansion of a business.

Consequently, there is only a limited operating history upon which to base an assumption that the company will be able to achieve its business plans. In addition, the company has only limited assets. As a result, there can be no assurance that the company will generate significant revenues in the future; and there can be no assurance that the company will operate at a profitable level. If the company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the company's business will not succeed.

As a result of the fixed nature of many of the company's expenses, the company may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of the company's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on the company's business, operations and financial condition.

The Company Will Need Additional Financing to Implement its
Business Plan and Such Financing May Be Unavailable or Too Costly.

The working capital requirements associated with the plan of business of the company will continue to be significant. The company anticipates, based on currently proposed assumptions relating to its operations (including with respect to costs and expenditures and projected cash flow from operations), that it can generate sufficient cash flow to continue its operations for the next twelve months at the current level without requiring additional financing. However, the company will need to raise additional capital in the next six months (at least $1,000,000), through debt or equity, to implement fully implement its sales and marketing strategy and grow. In the event that the company's plans change or its assumptions change or prove to be inaccurate or if cash flow from operations proves to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, problem or otherwise), the company would be required to seek additional financing sooner than currently anticipated or may be required to significantly curtail or cease its operations.

Fashion and Apparel Industry Risks.

The company believes that its success depends in substantial part on its ability to originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. There can be no assurance that the management will be successful in this regard. If management misjudges the market for its products, it may be faced with significant excess inventories for some products and missed
opportunities with others.   In addition, weak sales and
resulting markdown requests from customers could have a material adverse effect on the company's business, results of operations and financial condition.

The industries in which the company intends to operate are cyclical. Purchases of apparel and related merchandise and home products tend to decline during recessionary periods and also may decline at other times. There can be no assurance that the company will be able to maintain a positive rate of growth in revenues and earnings, or become profitable in the future. Further, uncertainties regarding future economic prospects could affect consumer-spending habits and have an adverse effect on the company's results of operations.

Dependence on Licensing Partners for a Substantial Portion of Net
Income; Risks Associated with a Lack of Operational and Financial
Control Over Licensed Businesses.

A substantial portion of the company's net income is expected from licensing revenue received from its licensing, in addition to any number of possible risks specific to a licensing partner's business, including for example risks associated with a particular licensing partner's ability to obtain capital and manage its labor relations. The company's competitors, generally the company's licensing partners, are not precluded from offering, under other brands, the types of products covered by their license agreements with the company. A substantial portion of sales of the company's products by its domestic licensing partners are also made to the company's largest customers. While the company has significant control over its licensing partners' products and advertising, it relies on its licensing partners for, among other things, operational and financial control over their businesses. In addition, failure by the company to maintain its existing licensing alliances could adversely affect the company's financial condition and results of operations. Although the company believes in most circumstances it could replace existing licensing partners if necessary, its inability to do so for any period of time could adversely affect the company's revenues, both directly from reduced licensing revenue received and indirectly from reduced sales of the company's other products.

Risks Associated with Consolidations, Restructurings And Other
Ownership Changes in the Retail Industry.

In recent years, the retail industry has experienced consolidation and other ownership changes. In addition, some of the company's competitors have operated under the protection of the federal bankruptcy laws. In the future, retailers in United States and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the company' products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the company's business or financial condition, there can be no assurance as to the future effect of any such changes.

Competition in the Apparel Industry is Intense.

Competition is strong in the segments of the fashion and consumer product industries in which the company intends to operate. The company will compete with numerous domestic and foreign designers, brands and manufacturers of apparel, some of which may be significantly larger and more diversified and have greater resources than the company. The company's business will depend on its ability to shape, stimulate and respond to changing consumer tastes and demands by producing innovative, attractive and exciting products, brands and marketing, as well as on its ability to remain competitive in the areas of quality and price.

Risk of Uncertainty Relating To Ability To Implement Growth
Strategy

As part of its growth strategy, the company seeks to create new brands, develop new product categories and businesses within existing brands and introduce new brands and product categories to international markets. In addition, the company seeks to capitalize on its brand name's reputation as a leading brand of westernwear. There can be no assurance that these strategies will be successful. The company intends to expand its retail customers beyond the westernwear market.

Possible Adverse Impact of Unaffiliated Manufacturers' Inability to Manufacture in a Timely Manner to Meet Quality Standards or to Use Acceptable Labor Practice.

The company does not own and no longer operates a manufacturing facility and will therefore be dependent upon independent third parties for the manufacture of all of its products. The company's products will be manufactured to its specifications by both domestic and international manufacturers. The inability of a manufacturer to ship orders of the company's products in a timely manner or to meet the company's quality standards could cause the company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on the company's financial condition and results of operations.
Although the Company will enter into a number of purchase order commitments each season specifying a time frame for delivery, method of payment, design and quality specifications and other standard industry provisions, the company does not have long-term contracts with any manufacturer. None of the manufacturers to be used by the company will produce the company's products exclusively.

The Company will require its licensing partners and independent manufacturers to operate in compliance with applicable laws and regulations. While the company's internal and vendor operating guidelines promote ethical business practices and the company's staff will periodically visit and monitor the operations of its independent manufacturers, the company does not control such manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer of the company or by one of the company's licensing partners, or the divergence of an independent manufacturer's or licensing partner's labor practices from those generally accepted as ethical in the United States, could have a material adverse effect on the company's financial condition and results of operations.

Risk Associated with Changes in Social, Political, Economic and
Other Conditions Affecting Foreign Operations and Sourcing;
Possible Adverse Impact Of Changes In Import Restrictions

A portion of the company's products will be sourced outside the United States. Risks inherent in foreign operations include changes in social, political and economic conditions which could result in the disruption of trade from the countries in which the company's manufacturers or suppliers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports, significant fluctuations of the value of the dollar against foreign currencies, or restrictions on the transfer of funds, any of which could have a material adverse effect on the company's financial condition and results of operations.

The company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not currently subject to specific limits. The company's imported products will also be subject to United States customs duties, which comprise a material portion of the cost of the merchandise. The United States and the countries in which the company's products are to be produced or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, or may adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on the Company's financial condition and results of operations.

Risk of Trademark and Tradename Protection.

The company believes that its trademarks and other proprietary rights are important to its success and its competitive position.
 Accordingly, the company will devote adequate resources to the establishment and protection of its trademarks on a worldwide basis. There can be no assurance that the actions taken by the company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the company's products as violative of the trademarks and proprietary rights of others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the company or that the company will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.


Risk of Foreign Currency Fluctuations.

The company will generally purchases its products in U.S. dollars. However, the company will source products overseas and, as such, the cost of these products may be affected by changes in the value of the relevant currencies. The company's international licensing revenue will generally be derived from sales in foreign currencies and such revenue could be materially affected by currency fluctuations. There can be no assurance that foreign currency fluctuations will not have a material adverse impact on the company's financial condition and results of operations.

Risk of Acceptance And Effectiveness Of Internet Electronic
Commerce.

The company's success in establishing an e-commerce business web site will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than the company expects, its e-commerce business may be harmed. If Internet usage does not grow, the company may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Risk of Competition in Internet Commerce.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of the company's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If the company does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, the company's business could be adversely affected.

Risk of Unreliability of Internet Infrastructure.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on the company website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of the company website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, the company may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm the company's financial results.

Risk of Transactional Security Concerns.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks. Any breach in our security could cause interruptions in the operation of our website and have an adverse effect on the company's business.

Risk of Governmental Regulation of the Internet.

There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm the company's business.

Success of Company Dependent on Management.

The company's success is dependent upon the hiring of key administrative personnel. None of the company's officers, directors, and key employees have an employment agreement with the company; therefore, there can be no assurance that these personnel will remain employed by the company after the termination of such agreements. Should any of these individuals cease to be affiliated with the company for any reason before qualified replacements could be found, there could be material adverse effects on the company's business and prospects. In addition, management has no experience is managing companies in the same business as the company.

In addition, all decisions with respect to the management of the company will be made exclusively by the officers and directors of the company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the company. The success of the company, to a large extent, will depend on the quality of the directors and officers of the company. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of the company to the officers and directors.

Control of the Company by Officers and Directors.

The company's officers and directors beneficially own approximately 42% of the outstanding shares of the company's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult for the investors hereunder to effectuate control over the affairs of the company. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of the company.

Limitations on Liability, and Indemnification, of Directors and Officers.

The articles of incorporation of the company provide for indemnification of officer or directors of the company; in addition, the Delaware General Corporation Law provides for permissive indemnification of officers and directors and the company may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the company in covering any liability of such persons or in indemnifying them.

Risk of Conflicts of Interest Involving Management.

Currently, the officers and directors of the company devote only a portion of their time to the business of the company. Therefore, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors to the company, any proposed investments for its evaluation.

Risk of Non-Cumulative Voting

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the company, and the minority shareholders will not be able to elect a representative to the company's board of directors.

Absence of Cash Dividends

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of the company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Risk of No Public Market for Company's Securities.

Prior to this offering, there has been no public market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. As a result, an investor may find it difficult to dispose of the company's securities for the foreseeable future. Upon reaching 300 shareholders, the company will become reporting under Section 15(d) of the Securities Exchange of 1934. Thereafter, the company will apply for listing on the Over the Counter Bulletin Board.

Even if the shares become publicly traded, the market price of the shares may be affected significantly by factors such as announcements by the company or its competitors, variations in the company's results of operations, and market conditions in the retail, electronic commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered may not be able to liquidate an investment in the shares readily, or at all.

Risk of Low Priced Securities.

The common stock will be subject to the low-priced
security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock
market and the risks associated therewith.   The regulations
governing low-priced or penny stocks sometimes limit the ability of broker-dealers to sell the company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Risk of Failure to Maintain Market Makers.

If the company obtains listing on the Over the Counter
Bulletin Board, and thereafter if the company is unable to maintain National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired. This true not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the company will be able to maintain such market makers.

Risk of "Shelf" Offering

The shares are offered directly by the company on a delayed basis. No assurance can be given that any or all of the shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the shares. In addition, the officers and directors of the company, collectively, have limited experience in the offer and sale of securities on behalf of the company.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering.

Shares Eligible For Future Sale

All of the 3,525,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

Risk of Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The company currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its suppliers) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues. The company does not currently have any information about the Year 2000 status of its potential material suppliers. The company's Year 2000 plans are based on management's best estimates.

                          USE OF PROCEEDS

The amount of proceeds from this offering will depend on the offering price per share and the number of shares sold for cash.
 The initial offering price of the shares has been set at $1.00 per share. The proceeds of the cash offering ($3,500,000), less the expenses of the offering, will be used to provide working capital for the company.

The following table sets forth the use of proceeds from this offering (with three scenarios assuming 25%, 50%, and 100% subscriptions of the shares for cash):


Use of           Subscriptions of       Subscriptions of     Subscriptions of
Proceeds         of 25% of Total        of 50% of Total      of 100% of Total

Transfer
Agent Fees
of $1,000            0.11%                  0.06%                  0.03%

Printing
Costs of $1,000      0.11%                  0.06%                  0.03%

Legal Fees
of $22,500           2.57%                  1.29%                  0.64%

Accounting
Fees of $5,000       0.57%                  0.29%                  0.14%

Working Capital     96.64%                 98.30%                 99.16%
                  ($845,500)            ($1,720,500)           ($3,470,500)

Total              $875,000              $1,750,000             $3,500,000

The following are estimated uses of a portion of the working capital of the company:

Repayment of bank loan:                   $100,000
Salaries and labor:                        100,000
Product design and sampling:                45,000
Marketing and promotion:                    50,000
Purchase of computer equipment:             20,000
Office and facilities:                      15,000
Inventory:                                 400,000

Total:                                    $730,000

The amount of the net proceeds that will be invested in particular areas of the company's business will depend upon future economic conditions and business opportunities. To the extent that the company may incur a loss from operations, such loss will be funded from the company's general funds, including the net proceeds of the offering. In such event, the amount available for use in the expansion of the various aspects of the company's business will be reduced by the amounts expended in the course of day-to-day operations, including working capital requirements and by any operating losses. A portion of the proceeds may be used by the company to diversify into complementary businesses, either by internal growth or by acquisition. As of the date hereof, the company does not have any contract with any such acquisition candidate, and no assurance can be given that any business acquisition opportunity may be obtained in the future, or if obtained, may be negotiated on terms, which are favorable to the company.

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the board of directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                     DETERMINATION OF OFFERING PRICE

The cash offering price of the shares will be initially determined based on the selling price of the share in a private offering done by the company between March 3, 2000 and June 15, 2000. This offering price may be adjusted in the future by the filing of a 424 prospectus with the Securities and Exchange Commission.

                                DILUTION

The cash offering price of the shares of common stock of the company is $1.00 per share. Since the inception of the company in 1997, one of the current principals of the company and its founding shareholders have been permitted to purchase shares at prices ranging from $0.003 per share to $0.0118 per share between December 15, 1997 and December 31, 1999.

The offering price of the shares bears no relation to book value, assets, earnings or any other objective criteria or value. The shares' price has been arbitrarily determined by the Company. However, there will be a dilution in the value of the shares in this offering.

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of an entity from its total assets. "Dilution" is the difference between the offering price of a security, such as the shares (where "shares" are defined as shares of common stock), and its net tangible book value per share immediately after the offering, giving effect to the receipt of net proceeds in the offering.

The net tangible book value per company common share at September 30, 2000 was $0.019 (net tangible book value of $125,652 divided by the number of shares outstanding of 7,360,000). Giving effect to the sale by the company of all the shares being offered for cash under this offering, the pro-forma net tangible book value of the company would be $3,625,652 or $0.339 per share, a dilution to new investors of $0.661 per share. The following table illustrates the pro forma per share dilution:

                               Assuming          Assuming         Assuming
                             Subscriptions     Subscriptions    Subscriptions
                             of 25% of Total   of 50% of Total  of 100% of Total

Offering Price (1)               $1.00            $1.00             $1.00
Net tangible book value
per share before offering (2)    $0.017           $0.017            $0.017
Increase attributable to
purchase of stock by new
investors (3)                    $0.106           $0.192            $0.322
Net tangible book value
per Share after offering
(4)                              $0.122           $0.206            $0.339
Dilution to new
investors (5)                    $0.878           $0.794            $0.661
Percent Dilution to new
investors (6)                     87.8%            79.4%             66.1%

(1) Offering price before deduction of offering expenses, calculated on a "Common Share Equivalent" basis.

(2) The net tangible book value per share before the offering is determined by dividing the net tangible book value at September
30, 2000 of $125,652 by the number of shares outstanding on that date of 7,360,000.

(3) The increase in the net tangible book value attributable to the cash purchase of shares under this offering is determined by subtracting the net tangible book value before the offering from the net tangible book value after the offering.

(4) The net tangible book value per share after the offering is determined by dividing the number of shares that will be outstanding after this cash offering into the net tangible book value after the offering.

(5) The dilution to new investors is determined by subtracting the net tangible book value per share after the offering from the offering price of $1.00.

(6) The percent dilution to new investors is determined by dividing the dilution to new investors by the offering price per Share of $1.00.

                          SELLING SHAREHOLDERS

Selling shareholders will be offering a total of 149,500 shares of common stock of the company, as follows:


Selling             Shares          Shares Being    Shares           Percentage
                                                    Offering         Offering(1)

Brendan Quinn        50,000         10,000           40,000           0.54%
Jerry Hopkins        50,000         10,000           40,000           0.54%
Rick Morrison        50,000         10,000           40,000           0.54%
James Logan          50,000         10,000           40,000           0.54%
Lester Cole          75,000         15,000           60,000           0.82%
Frank Kern           20,000          4,000           16,000           0.22%
Thomas Woon          25,000          5,000           20,000           0.27%
Vincent Benincasa     5,000          1,000            4,000           0.05%
GNS Suisse Fund       5,000          1,000            4,000           0.05%
Harish Shah         210,000         42,000          168,000           2.28%
Toscano & Pudell      5,000          2,500            2,500           0.03%
Jerald Dineen         2,500          2,000              500           0.01%
Jack Stancampiano    50,000         10,000           40,000           0.54%
Richard Stancampiano 50,000         10,000           40,000           0.54%
Jalil Hamedani       50,000         10,000           40,000           0.54%
Jim Goodwin          25,000          5,000           20,000           0.27%
Warren Lee           10,000          2,000            8,000           0.11%
Total               732,500        149,500          582,500           7.91%

(1) Based on the issued and outstanding shares of common stock of 7,360,000 as of September 30, 2000.

                             PLAN OF DISTRIBUTION

The company does not presently intend to use any underwriters, dealers, or finders in connection with the sales of shares under this offering.

Registration under this Offering.

4,149,500 shares of common stock of the company will be sold on a delayed basis under a shelf registration under Rule 415 (shares outstanding prior to this offering: 7,360,000) (shares to be outstanding after this offering, assuming a full subscription:
11,360,000), as follows:

Selling shareholders: 149,500.

Shares to be sold for cash ($1.00 per share): 3,500,000.

Shares for possible future acquisitions by the company of other companies and/or assets: 250,000.

Shares to be issued for consulting services: 250,000.

There can be no assurance that all of these shares will be issued or that any of them will be sold for cash. The gross proceeds to the company will depend on the amount actually sold for cash. No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares. These securities are offered by the company subject to prior issue and to approval of certain legal matters by counsel.

Selling Shareholders.

(a)  Manner of Sales; Broker-Dealer Compensation.

The selling shareholders, or any successors in interest to the selling shareholders, may sell their shares of common stock in one or more of the following methods:

ordinary brokers' transactions;

transactions involving cross or block trades or otherwise on the Bulletin Board;

purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

"at the market" to or through market makers or into an existing market for the company's common stock;

in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

through transactions in options, swaps or other derivatives
(whether exchange-listed or otherwise);

in privately negotiated transactions;
to cover short sales; or

any combination of the foregoing.

The selling shareholders also may sell their shares in reliance upon Rule 144 under the Securities Act at such times as they are eligible to do so. The company has been advised by the selling shareholders that they have not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling shareholders may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling shareholders will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock being offered for sale, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling shareholder hereunder. In addition, a selling shareholders may, from time to time, sell short their common stock. In these instances, this prospectus may be delivered in connection with these short sales and the shares of the common stock may be used to cover these short sales.

From time to time one or more of the selling shareholders may transfer, pledge, donate or assign shares of their common stock to lenders or others and each of these persons will be considered a selling shareholder for purposes of this prospectus. The number of shares of the company's common stock beneficially owned by those selling shareholders who so transfer, pledge, donate or assign shares of their common stock will decrease as and when they take these actions. The plan of distribution for the company's common stock by the selling shareholders set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered selling shareholders hereunder.

Subject to the limitations discussed above, a selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the company's common stock in the course of hedging the positions they assume with this selling shareholders, including in connection with distributions of the common stock by these broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the company's common stock to the broker-dealers, who may then resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the company's common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

(b)  Filing of a Post-Effective Amendment In Certain Instances.

If any selling shareholders notifies the company that he, she, or it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, the company will file a post- effective amendment to the registration statement for this offering. The post-effective amendment will disclose:

The name of each broker-dealer involved in the transaction.

The number of shares of common stock involved.

The price at which those shares of common stock were sold.

The commissions paid or discounts or concessions allowed to the broker-dealer(s).

If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

Any other facts material to the transaction.

(c)  Certain Persons May Be Deemed to Be Underwriters.

The selling shareholders and any broker-dealers who execute sales for them may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If a selling shareholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

(d)  Regulation M.

The company has informed the selling shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale the company's common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the company's common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the company's common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling shareholders will be reoffering and reselling the company's common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.

Opportunity to Make Inquiries.

The company will make available to each offeree, prior to any sale of the shares, the opportunity to ask questions and receive answers from the company concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that the company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to be issued shares, either as a conversion of a debenture, or an exercise of a warrant, must complete, execute, acknowledge, and deliver to the company certain documents. By executing these documents, the subscriber is agreeing that such subscriber will be, a shareholder in the company and will be otherwise bound by the articles of incorporation and the bylaws of the company.

                      LEGAL PROCEEDINGS

Other than as set forth below, the company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened.

On September 13, 2000, a complaint was filed in the Los Angeles County Superior Court (Roger Cook and Mary-Elizabeth Cook v. H Bar C, Inc, Richard Stahl, et al. - Case No. BC236712). The plaintiffs allege that defendants breached certain oral agreements between the parties with respect to the transfer of the name "H Bar C" and other property to the defendants in exchange for certain promised capital infusion into the business, as well as the issuance of certain common stock in the new business. The plaintiffs also allege that in connection with these transactions, the defendants committed other wrongful acts, including fraud and misrepresentation.

On November 7, 2000, the defendants filed an answer to the complaint. In addition, H Bar C and Mr. Stahl on that date filed a cross-complaint against the plaintiffs, alleging misrepresentation, trade libel, slander, and other causes of action. The company cannot as yet express any opinion as to the probable outcome of these litigation matters. However, the company intends to defend the complaint filed by the plaintiffs vigorously and to pursue the cross-complaint.

       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The names, ages, and respective positions of the directors, executive officers, and key employee of the company are set forth below. The directors named below will serve until the next annual meeting of the company's stockholders or until their successors are duly elected and have qualified. Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement, of which none currently exist or are contemplated. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the company's affairs. There are no other promoters or control persons of the company. There are legal proceedings involving the first listed director of the company.

Richard Stahl, President/Chief Executive Officer/Treasure/Chief
Financial Officer/Director.

Mr. Stahl, age 36, also serves as a director and chief financial officer of the of the company's subsidiary, H Bar C Ranchwear Corp. From 1996 to 1999, Mr. Stahl served as Managing Director of RBJ Holdings LLC, a private holding company controlled in part by Mr. Stahl which had interests in brokerage and investment management. Since July of 1995 until present, Mr. Stahl has also served as President and Director of Fincom Holdings, a corporate
financial consulting firm.   Mr. Stahl holds a Bachelor of
Science degree in Marketing from the State University of New York at Plattsburgh, and a Master of Business Administration Degree from Ohio University.

Kermit Alexander, Secretary/Director.

Mr. Alexander, age 59, also serves as a director and secretary of H Bar C Ranchwear Corp. Mr. Alexander is the President and Director of Sacre Coeur, a consulting company advising capital projects on financial and political matters. Mr. Alexander spent many years in professional football where he was an All-Pro defensive back with the San Francisco 49ers, and President of the NFL Players Union. He is a former UCLA All-American in football and track where he received a Bachelor of Science Degree in Kinesiology

Lee Rosenberg, Director.

Mr. Rosenberg, age 72, also serves as a director of H Bar C Ranchwear Corp. Mr. Rosenberg has substantial experience in the apparel industry: all areas of the business with his primary interest being in the areas of sales and marketing. Mr. Rosenberg began his career with J.H. Collectibles where he spent 20 years before joining Cole of California. In 1975, Mr. Rosenberg left Cole of California as vice president of merchandising to join "Esprit" as vice president of sales and Marketing. Since he left that firm in 1987, Mr. Rosenberg has remained active in the industry by consulting with various companies in all aspects of the apparel business. He is familiar with the brand of H Bar C as he worked with Shootout Mountain Outfitters who owned the labels of H Bar C and California Ranchwear in 1997.

                   SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the company's common stock as of September 30, 2000 (7,360,000 issued and outstanding) by (i) all stockholders known to the company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all officers and directors of the company individually and as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):

Title of      Name and Address of               Amount       Percent of
Class         Beneficial Owner                  and Nature   Class
                                                Of
                                                Benficial
                                                Ownership(1)

Common        Tiffany Smith                     3,388,888        46.04%
Stock         2007 Bedford Drive
              West Palm Beach, Florida 33403

Common        Richard Stahl                    3,500,000(2)      41.87%
Stock         118 Murray Avenue
              Port Washington, New York 11050

Common        Kermit Alexander                    25,000          0.34%
Stock         351 North Buffalo Drive
              Suite A
              Las Vegas, Nevada 89145

Common        Lee Rosenberg                            0          0.00%
Stock         11733 Goshen Avenue
              Los Angeles, California 90049

Common        Shares of all directors and      3,525,000         42.16%
Stock         executive officers as a group (3
              persons)

(1) Other than as set forth below, none of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

(2) On December 31, 1999, Mr. Stahl purchased an option for 1,000,000 shares of common stock of the company. This option is exercisable at any time prior to the end of 10 years from the date of issuance at $0.10 per share. The option covering these shares is included in the total for Mr. Stahl.

                       DESCRIPTION OF SECURITIES

Common Stock.

The securities being offered are shares of common stock. The company's articles of incorporation authorize the issuance of 15,000,000 shares of common stock, with a par value of $0.001.
The holders of the shares:

have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the company are entitled to share ratably in all of the assets of the company available for distribution upon winding up of the affairs of the company, and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

These securities do not have any of the following rights:

special voting rights

preference as to dividends or interest

preemptive rights to purchase in new issues of shares

preference upon liquidation, or

any other special rights or preferences.

In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of September 30, 2000, the company had 7,360,000 shares of common stock issued and outstanding.

Preferred Stock.

The company's articles of incorporation authorize the issuance of 5,000,000 shares of common stock, with a par value of $0.01.
None of the preferred stock has been issued to date.

Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors. Dividends.

The company does not currently intend to pay cash dividends. The company's proposed dividend policy is to make distributions of its revenues to its stockholders when the company's board of directors deems such distributions appropriate. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of the company's board of directors, it is in the best interest of the company's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.
Possible Anti-Takeover Effects of Authorized but Unissued Stock.

Upon the completion of this offering, assuming the maximum
offering of 4,000,000 shares   is sold, the company's authorized
but unissued common capital stock will consist of 3,640,000 shares of common stock (based on the issued and outstanding shares of 7,360,000 as of September 30, 2000). One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the company's best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The company has engaged the services of Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, to act as transfer agent and registrar.

                   INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

Brian F. Faulkner, Esq., counsel for the Registrant named in this registration statement as giving an opinion on the validity of the securities, will be receiving 5,000 shares of the company's restricted common stock in exchange for legal services to be rendered in the future to the Registrant. These legal services will consist of advice and preparation work in connection with reports of the Registrant to be filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Registrant.

                DISCLOSURE OF COMMISSION POSITION ON
           INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitation of Liability.

Under provisions of the articles of incorporation, directors of the company are not liable to the company corporation, as follows:

"The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented."

Indemnification.

(a)  Articles of Incorporation.

The articles of incorporation of the company contain the following provisions with regard to indemnification of its directors and officers:

"The corporation shall, to the fullest extent permitted by the provisions of Secion 145 of the General Corporation Law of the State of Delaware, as the same as may be amended and supplemented, indemnify any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the Indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

The bylaws of the company do not contain any provisions regarding indemnification.

(b)  Delaware Statutes.

The Delaware General Corporation Law provides or permissive indemnification of officers and directors and the company may provide indemnification under such provisions:

"Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

Undertaking.

The company undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

               ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors as disclosed elsewhere in this Form SB-2. None of these individuals, as promoters, have received anything of value from the company.

                      DESCRIPTION OF BUSINESS

Background of the Company.

(a)  History of Campus Live Corp.

The company, formerly known as Campus Live Corp., was incorporated in the State of Delaware in September 1997, and is a development stage company that originally intended to provide an alternative yearbook format using an electronic medium. During May 2000, the company's management determined that its pursuit of the alternative yearbook would not be as widely acceptable as originally expected and began seeking other operations for future development.

In June 2000, the company acquired all outstanding capital stock of H Bar C Ranchwear Corp. (previously known as H Bar C, Inc.) in exchange for 3,472,500 shares of the company's common stock pursuant to a tax-free reorganization. The acquisition of this firm has been accounted for as a pooling of interests.
This enabled the company to chang its focus to manufacture and retail western wear clothing under the label and tradename H Bar
C. In August 2000, an amendment to the company's articles of incorporation changed the corporate name from Campus Live Corp. to H Bar C, Inc.

(b)  History of H Bar C Ranchwear Corp.

After operating the business as a tailoring concern by Christenfeld for the first 10 years, in 1917, a partnership was formed between Mr. S.H. Christenfeld and Mr. M. Halpern to make English riding breeches and jodphurs for men and women. In 1929, Mr. Halpern passed away and Christenfeld became the sole owner of the firm Halpern and Christenfeld. By this time they had become the quality leader in the English riding clothing market and added coats to their line of breeches and jodphurs.

In 1935 the firm opened a west coast office in Los Angeles to cater to the needs west of the Mississippi. They changed the name to H-Bar-C, and started making western pants and shirts for studios making pictures of the Wild West. Garments worn by Gene Autry, Roy Rogers, and later John Wayne were made by H-Bar-C. The movies made the clothing popular and stores began to order the same garments for their customers.

As demand increased, specialty stores evolved specializing in western shirts, pants, and suits. These stores opened not only in the west, but east of the Mississippi as well. The name of H-Bar-C was known as the quality leader in fit, styling, and fabrication.

Popularity of the clothing increased dramatically with the introduction of television, and the increasing popularity of rodeos. Bands began wearing the garments, and western theme clubs were formed on the western themes. H-Bar-C products can be found worldwide, as visitors from England, France, Germany, Belgium, Japan, and Australia have shown strong interest in this line of clothing.

Through the past decade, the Christenfeld family was unable to manage the business effectively and sold the business to Shootout Mountain Outfitters in 1996. Shootout was never able to revive the brand as a private company with insufficient operating capital to produce, market, and advertise the products on a national basis.

In an Agreement dated February 1, 2000, H Bar C, Inc. purchased all of the assets of what was previously known as Shootout Mountain Outfitters and Dry Goods , Inc., from the Los Angeles Community Development Bank (a non-commercial bank); this firm was an unaffiliated company in default of their loan with the bank. Included in those assets were all of the equipment, inventory, supplies, and intangibles which were acquired through the course of the century from when the original business began as tailoring by Christenfeld in 1896. In the intangibles, H Bar C, Inc. received the entire customer base which had been nurtured since inception and the registered trademarks H Bar C Ranchwear and Christenfeld. The balance of $175,000 purchase price, which is secured by all present and future assets of H Bar C, Inc., is payable in monthly installments of $25,000, bearing an imputed interest rate of 8.5%, and due on demand. In June 2000, the name of this firm was changed from H Bar C, Inc. to H Bar C Ranchwear Corp.

By taking a new course of direction with adequate funding to execute a national re-launch campaign, the company is hoping to capture the American desire to hold onto its history and make H
Bar C a household name once again.

Rebuilding The Core  Business.

The apparel operations of the company will be managed by an experienced team already in the industry with a successful history of managing apparel brands. The company is currently in negotiations with several large apparel companies and will execute a deal upon completing the current round of financing.

Product Offering.

The management team is currently planning a re-launch of the traditional H Bar C line to the western wear market as well as the creation of a new line able to achieve a crossover of the brand into to other clothing segments.

The company currently has in excess of 500 western wear product designs, which have been offered over the years. Initially, the company will focus on a very limited number of styles offering the quickest turnover, the highest profitability, and the widest customer acceptance. The biggest obstacle facing the company today is its recent lack of reputation to deliver the goods and fill orders. For five years, the company has gone to the clothing shows, taken orders and not been able to produce or ship. By limiting the product line, making on time deliveries, and publicizing the fact that the company is doing so, the hope is that the name brand's reputation can be quickly restored and customer confidence can be reassured to support an expanded product offering down the road.

The company intends to establish three or four products constituting a crossover line for introduction to a much larger casual wear market. The products are being chosen primarily on the anticipated acceptance by the end consumer so that the products sell through the retailers to gain their confidence and influence them to order an expanded line the following year. The company intends to monitor the progress and feedback of the limited product offering to determine the product mix and launch timing of the full line.

Once the clothing of H Bar C brand is established into the retail network with an extensive marketing and publicity campaign, the company intends to offer complementary products such as high end luggage and other products able to capitalize on the loyal following of customers looking for a western theme in the products they purchase. The company will again be focused on the H Bar C brand as quality westernwear.

Raw materials for manufacture of the company's products are readily available in the marketplace from many sources. The company at this time does not have any principal suppliers but will be purchasing from many different suppliers. The company will not be dependent on one or a few customers for it's the sale of its products.

Corporate Brand Marketing.

As the clothing lines begin to regain form under the H Bar C label, the company will work on the revival of its historical brand name in other areas. Just as another American legend, Harley Davidson expanded into areas such as clothing and accessories merchandising beyond motorcycles, the company intends to take advantage of a world market looking to hold onto history as society enters a new century and millennium.

Regardless of what products people are buying, the Brand name is what has the impact. The revival of the H Bar C label will allow the company to seek licensing deals and other such arrangements on numerous products such as western style accessories, cosmetics, native american arts and crafts, home decorating and design items, or western style furniture. By selecting the rights partners in every agreement or venture, the integrity of the label can be maintained, and profits can be generated for years to come.

One of the immediate tasks for the company will be to produce a book describing the history of H Bar C and what it meant to so many Americans in the middle of the 20th century. Although most people affiliated to the western wear industry still know the name very well, many people have lost the top of mind awareness of the brand. However, when introduced to the pictures and stories relating to the name, they are often reminded of personal memories from years past. By creating the storybook of H Bar C, the product marketing team will have a definite use with retailers and consumers, the design and procurement team will have a use in brand positioning, and the corporate marketing team will have a use in licensing and stock market related promotions.

Expansion Through Consolidation.

Once the core business of the company is re-established in the clothing industry, and the H Bar C label is getting a high level of recognition, the company intends to look to capitalize on the momentum of an American comeback story by consolidating what it considers to be a fragmented western wear market. Just as many small competitors came in for a fragment of the market share when they began, the growth of each company has been limited to their specialty, and the owners of these businesses are looking for ways to recapture part of their investments. By using the traditional advantages of a consolidation strategy such as economies of scale, and increased industry leverage, the company intends to identify the best available targets, and invite them to join the company team. The company has already identified several potential candidates who have expressed an interest in joining such a venture. These candidates typically have sales in the $1.5 to $3 million ranges

Twelve Month Plan.

The company can satisfy its cash requirements for approximately two months with the cash available at September 30, 2000. The company will need to raise additional capital in the next twelve months in order to meet its continuing requirements; this will be a minimum of $1,000,000 in order to fully implement its plan of business. Operating capital will be used primarily to secure credit and factoring services in the apparel industry. The capital will be held in money market funds or equivalent.

Milestones to be achieved for the company during the next twelve months:

December 2000/ January 2001    - Complete design and sampling of new line.

January 2001                   - Cash flow from sales in November 2000 to begin.
                               - Funding from stock sales to be used to
                                 establish factoring relationships and credit facilities to begin sourcing orders.

                               - Launch new product line to established
                                 H bar C customers.

                               - Begin marketing campaign to western wear
                                 industry

March 2001                     - Launch e-commerce business through website

April 2001                     - Begin shipments of product orders
                                 from January 2001

                               - Factor receivables from sales to begin cash
                                 flow from new product line.

May 2001                       - Begin campaign to obtain licensing
                                 arrangements.

The company currently has no employees. Members of the management team and several support personnel are treated as independent contractors at this time. It is the intention of the company to establish a payroll and benefits with some of the working capital from this offering for these individuals. Other than this, the company does not expect to increase employees over the next twelve months.

Forward-Looking Statements.

This prospectus, including the foregoing plan of business, contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate.

                             PLAN OF OPERATION

The company generated only a small amount of revenue from operations in the last two fiscal years and the interim period up to the date of this Form SB-2; the revenue shown for the last two years was from development of school year books on compact discs (which is not part of the current business plan of the company). Therefore, the company believes that a plan of operation, which is incorporated into the plan of business, will be more meaningful that a management's discussion and analysis of financial condition and results of operations.

                           DESCRIPTION OF PROPERTY

The company currently owns or controls the following property in connection with its operations:

Personal Property.

(a)  Equipment.

This includes storage racks, sewing and overlock machines, cutting table, cutting machines, transportation racks, furniture and office equipment, sampling tools and tables, and computers to have a total book value of approximately $50,000.

(b)  Inventory.

Inventory of previously manufactured western wear with a fair value of approximately $65,000; fabrics and raw materials with a book value of approximately $5,000; and all of the other goods, including zippers, trim, buttons, snaps, boxes, bags, labels, with a book value of approximately $5,000.

(c)  Patterns.

The company currently has 515 clothing patterns, which have been designed and prepared over the course of time; they have an approximate book value of $150,000.

All of the above items are currently located in storage in Los
Angeles, California.

Real Property.

The company currently leases its warehouse space in Los
Angeles, California, but this lease expires at the end of November 2000 (management is attempting to locate new space in the Los Angeles area). Mr. Stahl currently Randolph provides office space to the company without charge. This office space consists of one room of approximately 250 square feet in the home of Mr. Stahl, located at 118 Murray Avenue, Port Washington, New York 11050. This office space is suitable for the purposes of the company at this time.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transaction that have occurred between the company and its officers, directors, and five percent or greater shareholders, except as follows:

On November 1, 1999, H Bar C Ranchwear Corp. (formerly known as
H Bar C, Inc.) entered into a promissory note with Richard Stahl.
This promissory note, in the principal amount of $12,455 reflects certain monies advanced by Mr. Stahl for the company, accrues interest at 10% per annum, and is due and payable in full within one year from that date. By a resolution of the board of directors, dated
December 11, 1999, the principal amount of the note was waived by permitting Mr. Stahl to do the following:

Purchase 1,500,000 shares of common stock of the company for $0.003 per share, or a total value of $7,500), and

Purchase an option for 1,000,000 shares of common stock of the company for a total value of $4,955, exercisable at $0.10 share for a period of ten years from the date of issuance.

On February 1, 2000, the company entered into a consulting agreement with Richard Stahl wherein he agreed to perform for the company services and consulting. Consulting services include, but are not limited to acting in the capacity of chairman, chief executive officer, chief financial officer, and treasurer until such time that the company is able to engage officers and employees to assume such positions. Under this agreement, Mr. Stahl will represent the company concerning matters relating to the management and organization of the company, its financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company. Under the terms of this agreement, Mt. Stahl is to be paid $120,000 per annum; however, he acknowledges that the company may not have the funds necessary to establish regular interval payments. Therefore, Mr. Stahl has agreed to receive payments when funds are available. If at the end of the term of the agreement the company has not paid the full amount owed to Mr. Stahl, the company will have the option to substitute stock in lieu of cash at fair market value for the outstanding amount payable.

                      MARKET FOR COMMON EQUITY AND
                       RELATED STOCKHOLDER MATTERS.

Market Information.

There is currently no public trading market for the company's shares of common stock. The amount of common stock of the company that fall under the following categories is set forth below:

(a) That is subject to outstanding options or warrants to purchase, or securities convertible into, common equity of the registrant:

(1) Purchase of assets - On February 1, 2000, the Company consummated a Business Loan Agreement with Los Angeles Community Development Bank (a non-commercial bank) ("LACDB") in exchange for the assets of Shootout Mountain Outfitters and Dry Goods, Inc. ("Shootout Mountain"), an unaffiliated company in default of their loan with LACDB. The balance of $175,000, which is secured by all present and future assets of Ranchwear, is payable in monthly installments of $25,000, bearing an imputed interest rate of 8.5%, and due on demand.

In addition, the Company issued 250,000 shares of common stock to LACDB, which included a Put Option. The Put Option requires the Company to notify LACDB on or before September 1, 2000 in which LACDB shall have 60 calendar days to elect to sell all or part of the shares to the Company at a price of $4.00 per share. Effective October 1, 2000, the price of the Put Option will increase by $0.05 per share every 30 days thereafter until such notice is made to LACDB. The Put Option will expire if LACDB sells all of its shares or receives total compensation equal to or greater than the amount LACDB would have received from the Company had the Put Option been exercised on all of the shares of the Company's common stock.

(2) During 1999, the Company borrowed $62,455 from certain stockholders of the Company. The Company granted one stockholder an option to purchase 1,000,000 shares of the Company's common stock at $0.10 per share over a 10 year period in exchange for a $4,955 reduction of the outstanding balance. In addition, the Company issued to the same stockholder 2,500,000 shares of the Company's common stock in exchange for a $7,500 reduction of the outstanding balance, resulting in a net outstanding balance of $50,000 at December 31, 1999. The note is secured by a debenture, which gives the holder of the note the option to convert any unpaid principal and interest into shares of the Company's common stock at $.25 per share until December 2000 (maturity date). Interest is stated at 5.0% and is payable at the time of each conversion.

(b)  That the company has agreed to register under the Securities
Act for sale by security holders in this offering: 150,000 shares of restricted common stock.

(c) That is being proposed to be publicly offered by the company under this offering: 5,000,000.

Holders of Common Equity.

As of September 30, 2000, there were 23 shareholders of record of the company's common stock.

Dividends.

The company has not declared or paid a cash dividend to stockholders since it was incorporated on September 19, 1997. The board of directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the company's earnings, capital requirements and other factors.

                      EXECUTIVE COMPENSATION

(a) The current officers and directors have not received any cash compensation to date. They will not be remunerated until the company turns profitable. However, on December 31, 1999, Mr. Stahl was granted an option for 1,000,000 shares of common stock of the company. This option is exercisable at any time prior to the end of 10 years from the date of issuance at $0.10 per share.

                   SUMMARY COMPENSATION TABLE


                     Annual compensation              Long-term
                                                     compensation
                                           Awards          Payouts
                                    Other           Securi           All
                                    Annual          ties             other
Name and                            compen Restrict under            compen
Principal   Year   Salary   Bonus   sation  stock   lying   LTIP     sation
Position                                    award   options payouts
                                                    SARs
                     ($)     ($)     ($)     ($)    (#)(1)     ($)     ($)

Richard      1999     0       0       0       0   1,000,000
Stahl,       1998     0       0       0       0       0         0       0
President    1997     0       0       0       0       0         0       0
Chief
Executive
Off.

(1) This compensation consisted of restricted stock paid in the year 2000 in lieu of salary earned in 1999.

                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      (Ended December 31, 1999)
                          [Individual Grants]

Name           Number of     Percent of     Exercise     Expiration
               Securities    total          or base         date
               Underlying    options/SARs   price
               Options/      granted to     ($/Sh)
               SARs          employees in
               Granted (#)   fiscal year

Richard        1,000,000       100%           0.10       December 31, 2009
Stahl,
President
Chief
Executive
Off.


      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND FY-END OPTION/SAR VALUES

Name            Shares       Value      Number of      Value of
                Acquired     realized   securities     unexercised
                On exercise    ($)      underlying     in-the-money
                   (#)                  unexercised    options/SARs
                                        options/SARS   at FY-end ($)
                                        at FY-end (#)  exercisable/
                                        exercisable    unexercisable
                                        unexercisable       (1)

  (a)              (b)         (c)          (d)             (e)

Richard             -           -       1,000,000            0

Stahl,                                  exercisable
President
Chief
Executive
Off.

(1) As of fiscal year end (December 31, 1999), none of the unexercised options were in-the-money.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the company.

(c) No remuneration is proposed to be paid in the future directly or indirectly by the company to any officer or director since there is no existing plan which provides for such payment, including a stock option plan.

                          FINANCIAL STATEMENTS

                       H BAR C, INC. AND SUBSIDIARY
                       (FORMERLY CAMPUS LIVE CORP.)
                       (A Development Stage Company)
                        CONSOLIDATED BALANCE SHEET
                                (Unaudited)

                                    ASSETS

                                                           September 30, 2000

Current assets
Cash                                                       $          11,352
Inventory                                                             75,000
Total current assets                                                  86,352

Fixed assets, net                                                     50,704

Other assets
Organization costs, net                                               14,281
Intangible assets, net                                               151,667
Other assets, net                                                    130,000
                                                                     295,948

Total assets                                              $          433,004

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                         $            39,490
Accrued liabilities                                                    2,764
Due to related party                                                     200
Note payable                                                          98,950
Total current liabilities                                            141,404

Total liabilities                                                    141,404

Stockholders' equity
Preferred stock; $.01 par
value; 5,000,000 shares
authorized, no shares issued
or outstanding                                                             -
Common stock; $.001 par value;
15,000,000 shares
Authorized, 7,360,000
shares issued and outstanding                                          7,360
Additional paid-in capital                                           944,950
Accumulated deficit                                                 (660,710)
Total stockholders' equity                                           291,600

Total liabilities and stockholders' equity                           433,004

        See Accompanying Notes to Consolidated Financial Statements

                       H BAR C, INC. AND SUBSIDIARY
                      (FORMERLY CAMPUS LIVE CORP.)
                      (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)

                                                                  Period from
                                                                  September 19
                       For the three           For the nine       1997 (Date of
                       months ended            months ended        inception
                       September 30            September 30          through
                      2000      1999          2000        1999    September 30
                                                                      2000

Revenue                    422     16,928          422    27,820       36,010

Cost of revenue              -      3,910            -     8,216       10,967

Gross profit               422     13,018          422    19,604       25,043

Operating expenses
Depreciation and
amortization            17,999      1,749       56,398     3,497       74,594

General and
administrative          73,392      6,651      567,083    14,189      602,090

Total operating
expenses                91,391      8,400      623,481    17,686      676,684

Net income (loss)
from operations        (90,969)     4,618     (623,059)    1,918     (651,641)

Other expense
Interest expense         1,865          -        8,861         -        9,069

                         1,865          -        8,861         -        9,069

Net income (loss)
before provision
for income taxes       (92,834)     4,618     (631,920)    1,918     (660,710)

Provision for income
taxes                        -          -            -         -            -

Net income (loss)      (92,834)     4,618     (631,920)    1,918     (660,710)

Basic and diluted
income (loss) per
common share             (0.01)      0.00        (0.09)     0.00        (0.14)

Basic and diluted
weighted average
common shares
outstanding          7,346,141  3,812,500    6,923,704 3,812,500    4,724,453

        See Accompanying Notes to Consolidated Financial Statements

                       H BAR C, INC. AND SUBSIDIARY
                       (FORMERLY CAMPUS LIVE CORP.)
                       (A Development Stage Company)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)


                                                                  Period from
                                                                  September 19
                                               For the nine       1997 (date of
                                               months ended        inception
                                               September 30          through
                                             2000        1999    September 30
                                                                      2000

Cash flows from operating
activities:

Net income (loss)                            (631,920)     1,918     (660,710)

Adjustments to reconcile net
income (loss) to net  cash used
by operating activities:

Depreciation and amortization                  56,398     3,497        74,594
Interest satisfied through the transfer
of common stock                                 2,500         -         2,500
Common stock issued for expenses               82,500         -        82,500

Changes in operating assets and
liabilities:

Increase in inventory                        (32,524)        -       (32,524)
Increase in organization costs                     -         -       (34,972)
Increase in accounts payable                  36,990         -        39,490
Increase in accrued liabilities                1,856         -         2,764
Increase in due to related party                 200         -           200
Net cash provided (used) by
operating activities                        (484,000)    5,415      (526,158)

Cash flows from investing
activities:

Purchase of fixed assets                     (22,926)   (5,642)      (32,957)
Purchase of intangible assets                (75,890)        -       (75,890)
Purchase of other assets                     (65,048)        -       (65,048)
Net cash used by investing
activities                                  (163,864)   (5,642)     (173,895)

Cash flows from financing
activities:

Proceeds from issuance of notes
payable                                     195,145          -       257,600
Principal payments on notes payable         (96,195)         -       (96,195)
Proceeds from issuance of common stock      505,000          -       550,000
Net cash provided by financing
activities                                  603,950          -       711,405

Net increase (decrease) in cash             (43,914)      (227)       11,352

Cash, beginning of period                    55,266      6,375             -

Cash, end of period                          11,352      6,148        11,352

Supplemental cash flow information:

Cash paid for interest                        3,586          -         3,586

Cash paid for taxes                               -          -             -

Schedule of non-cash investing and
financing activities:

2,500,000 common shares
issued for principal reduction on
note payable                                      -          -         7,500

Issuance of options to
purchase 1,000,000
shares of common stock for
principal reduction on note
payable                                           -          -         4,955

210,000 common shares issued
for principal and interest reduction
on note payable                              52,500          -        52,500

250,000 common shares issued
for assets                                  254,855          -       254,855

        See Accompanying Notes to Consolidated Financial Statements

                        H BAR C, INC. AND SUBSIDIARY
                        (FORMERLY CAMPUS LIVE CORP.)
                        (A Development Stage Company)
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

1.  BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim consolidated financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. The consolidated financial statements should be read in conjunction with this prospectus, specifically, the audited consolidated financial statements for the proceeding year ended December 31, 1999 of
  H Bar C, Inc. and Subsidiary (formerly Campus Live Corp.) ("the
Company").

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

Inventory - Inventory consists of $65,000 of finished goods and $10,000 of raw materials. The inventory value is based upon first-in first-out ("FIFO") cost, which should not exceed market value.

2.  PURCHASE OF ASSETS

In February 2000, the Company consummated a Business Loan Agreement with Los Angeles Community Development Bank (a non-commercial bank) ("LACDB") in exchange for the assets of Shootout Mountain Outfitters and Dry Goods, Inc. ("Shootout Mountain"), an unaffiliated company in default of their loan with LACDB. The assets acquired, pursuant to the Business Loan Agreement, included the following:

Inventory                          $  75,000
  Equipment                           50,000
  Trade name                         175,000
  Clothing patterns                  150,000

                                   $ 450,000

3.  NOTE PAYABLE

Note payable as of September 30, 2000 consists of the following:

Promissory note payable to LACDB,
secured by the Company's assets, bearing
an imputed interest rate of 8.5%, and is
due on demand                                        $    98,950

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
H Bar C, Inc. and Subsidiary (formerly Campus Live Corp.)
(A Development Stage Company)
Santa Ana, California

We have audited the accompanying consolidated balance sheet of H Bar C, Inc. and Subsidiary (formerly Campus Live Corp.) (A Development Stage Company) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Campus Live Corp. for the year ended December 31, 1998 and the period from September 19, 1997 (Date of Inception) through December 31, 1997, were audited by other auditors whose report dated August 5, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H Bar C, Inc. and Subsidiary (formerly Campus Live Corp.) (A Development Stage Company) as of December 31, 1999, and the results of its activities and cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/  L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
October 4, 2000
Las Vegas, Nevada

                       Independent Auditors' Report


Board of Directors
Campus Live Corp.
Jupiter, Florida

We have audited the accompanying balance sheet of Campus Live Corp. (A Development Stage Company) as of December 31, 1998, and the related statements of income and retained earnings and cash flows for the year ended December 31, 1998, and the period from September 19, 1997 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Campus Live Corp. (A Development Stage Company) as of December 31, 1998, and the results of its operations and its cash flows for the year then ended and the period from September 19, 1997 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.


/s/  Ives & Sultan, LLP
Ives & Sultan, LLP
Certified Public Accountants
August 5, 1999
Woodbury, New York

                        H BAR C, INC. AND SUBSIDIARY
                         (FORMERLY CAMPUS LIVE CORP.)
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEET

                                   ASSETS

                                                            December 31, 1999

Current assets
Cash                                                          $     55,266
Total current assets                                                55,266
Fixed assets, net                                                    7,280

Other assets
Organization costs, net                                             19,527
Total assets                                                  $     82,073

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accounts payable                                                     2,500
Accrued liabilities                                                    908
Note payable - related party                                        50,000
Total current liabilities                                           53,408

Total liabilities                                                   53,408

Commitments and contingencies                                            -

Stockholders' equity
Preferred stock; $.01 par
value; 5,000,000 shares authorized, no
shares issued or outstanding                                             -

Common stock; $.001 par
value; 15,000,000 shares authorized,
6,312,500 shares issued and outstanding                              6,312

Additional paid-in capital                                          51,143

Accumulated deficit                                                (28,790)

Total stockholders' equity                                          28,665

Total liabilities and stockholders' equity                          82,073

See Accompanying Notes to Consolidated Financial Statements

                      H BAR C, INC. AND SUBSIDIARY
                       (FORMERLY CAMPUS LIVE CORP.)
                      (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Period from
                                                               September 19 1997
                                                                  (Date of
                                                                   inception)
                                   Year Ended    Year Ended         through
                                   December 31   December 31   December 31
                                     1999          1998              1999

Revenue                                27,820         7,768           35,588
Cost of revenue                         8,696         2,271           10,967
Gross profit                           19,124         5,497           24,621

Operating expenses
Depreciation and amortization           9,526         7,213           18,196
General and administrative             30,196         4,695           35,007
Total operating expenses               39,722        11,908           53,203

Loss from operations                  (20,598)       (6,411)         (28,582)

Other expense
Interest expense                          208             -              208
Loss before provision for
income taxes                          (20,806)       (6,411)         (28,790)

Provision for income taxes                  -             -                -

Net loss                              (20,806)       (6,411)         (28,790)

Basic and diluted loss
per common share                       (0.005)       (0.002)          (0.007)

Basic and diluted
weighted average
common shares outstanding           4,175,514     3,812,500        3,994,007

       See Accompanying Notes to Consolidated Financial Statements

                        H BAR C, INC. AND SUBSIDIARY
                        (FORMERLY CAMPUS LIVE CORP.)
                        (A Development Stage Company)
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                 Addi                  Total
                                                 tional     Accumu     Stock
               Outstanding     Pre     Common    Paid-In    lated       holders
                 Shares        ferred  Stock     Capital    Deficit     Equity
               Pre     Common  Stock
               ferred

Balance at
September 19
1997 (Date of
inception)          -       -      -        -          -          -           -

Common stock
issued for
cash, $0.012        - 3,600,694    -     3,601    38,899          -     42,500

Net loss            -         -    -         -         -     (1,573)    (1,573)

Balance
December 31,
1997                - 3,600,694    -     3,601    38,899     (1,573)    40,927

Common stock
issued for
cash, $0.012        -   211,806    -       211     2,289           -     2,500

Net loss            -         -    -         -         -      (6,411)   (6,411)

Balance
December 31,
1998                - 3,812,500    -     3,812    41,188      (7,984)   37,016

Common stock
issued
for principal
reduction on
note payable,
$.003               - 2,500,000    -     2,500     5,000           -     7,500

Issuance of
options to
purchase
1,000,000
common
stock for
principal
reduction on
note payable        -        -    -          -     4,955           -    4,955

Net loss            -        -    -          -         -     (20,806) (20,806)

Balance
December 31,
1999                - 6,312,500   -      6,312    51,143     (28,790)  28,665

Common stock
Isued for
Cash $1.00          -   505,000   -        505   504,495              505,000

Common stock
Issued for
Expenses $1.00      -    82,500   -         83    82,417               82,500

$52,500 debt
(including
interest of
common
stock $.250         -   210,000   -        210    52,290               52,500

Common stock
Issued for
Assets $1.018       -   250,000   -        250   254,605              254,855

Net loss            -         -   -          -         -  (631,920)  (631,920)

Balance
September 30
2000                - 7,360,000   -      7,360   944,950  (660,710)   291,600

      See Accompanying Notes to Consolidated Financial Statements

                      H BAR C, INC. AND SUBSIDIARY
                      (FORMERLY CAMPUS LIVE CORP.)
                     (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Period from
                                                                 September 19
                                                                 1997
                                                                (Date of
                                                                 inception)
                               Year Ended       Year Ended       through
                               December 31      December 31      December 31
                                   1999            1998             1999

Cash flows from operating
activities:
Net loss                          (20,806)          (6,411)           (28,790)
Adjustments to reconcile net
loss to net  cash used by
operating activities:
Depreciation and
amortization                        9,526            7,213             18,196
Changes in operating assets
and liabilities:
Increase in organization
costs                                   -           (5,839)           (34,972)
Increase in accounts payable        2,500                -              2,500
Increase (decrease) in
accrued liabilities                   858             (661)               908
Net cash used by
operating activities               (7,922)          (5,698)           (42,158)

Cash flows from investing
activities:
Purchase of fixed assets           (5,642)          (4,389)           (10,031)
Net cash used by
investing activities               (5,642)          (4,389)           (10,031)

Cash flows from financing
activities:
Proceeds from issuance of
note payable                       62,455                -             62,455
Proceeds from issuance of
common stock                            -            2,500             45,000
Net cash provided by
financing activities               62,455            2,500            107,455

Net increase (decrease)
in cash                            48,891           (7,587)            55,266
Cash, beginning of period           6,375           13,962                  -
Cash, end of period                55,266            6,375             55,266

Supplemental cash flow
information:
Cash paid for interest                  -                -                  -
Cash paid for taxes                     -                -                  -

Supplemental schedule of
non-cash investing and
financing activities:
2,500,000 common shares
issued for principal
reduction on note payable          7,500                 -              7,500
Issuance of options to
purchase 1,000,000
shares of common stock for
principal reduction on note
payable                            4,955                 -              4,955

       See Accompanying Notes to Consolidated Financial Statements

                      H BAR C, INC. AND SUBSIDIARY
                       (FORMERLY CAMPUS LIVE CORP.)
                       (A Development Stage Company)
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - H Bar C, Inc. and Subsidiary (formerly Campus Live Corp.) (hereinafter referred collectively as the "Company") is a development stage company that originally intended to provide an alternative yearbook format using an electronic medium. During May 2000, the Company's management changed its focus to manufacture and retail western wear clothing under the label and tradename H Bar C, as further discussed in
Note 8. The Company is considered a development stage company since it has not commenced its plan of operations.

History - H Bar C, Inc., formerly known as Campus Live Corp., was incorporated in the State of Delaware in September 1997.

In August 2000, a certificate of Amendment to the Articles of Incorporation changed the corporate name from Campus Live Corp.
to H Bar C, Inc.

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary, H Bar C Ranchwear Corp. All significant intercompany balances and transactions have been eliminated.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which is generally 3 to 5 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Organization costs - The organization costs are amortized principally on the straight-line method over a period of 5 years.

Earnings (loss) per share - Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings (loss) per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Comprehensive income (loss) - The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded no significant advertising costs for the years ended December 31, 1999 and 1998.

Stock-based compensation - The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18.

2.  BUSINESS COMBINATIONS

In June 2000, the Company completed an acquisition of H Bar C Ranchwear Corporation, a Delaware Corporation, as further discussed in Note 8. This acquisition was recorded using the pooling method and in accordance with APB No. 16, all identifiable assets and liabilities are carried at their historical costs. Additionally, the financial statements are consolidated as if the combination had taken place in 1999.

3.  FIXED ASSETS

Fixed assets consist of the following as of December 31, 1999:

Computers, equipment and software                            $   10,031
Less: accumulated depreciation                                    2,751

Fixed assets, net                                            $    7,280

4.  ORGANIZATION COSTS

Organization costs consist of the following as of December 31, 1999:

Organization costs                                           $   34,972
Less:  accumulated amortization                                  15,445

Organization costs, net                                      $   19,527

5.  NOTE PAYABLE - RELATED PARTY

During 1999, the Company borrowed $62,455 from certain stockholders of the Company. The Company granted one stockholder an option to purchase 1,000,000 shares of the Company's common stock at $0.10 per share over a 10 year period in exchange for a $4,955 reduction of the outstanding balance. In addition, the Company issued to the same stockholder 2,500,000 shares of the Company's common stock in exchange for a $7,500 reduction of the outstanding balance, resulting in a net outstanding balance of $50,000 at December 31, 1999. The note is secured by a debenture, which gives the holder of the note the option to convert any unpaid principal and interest into shares of the Company's common stock at $.25 per share until December 2000 (maturity date). Interest is stated at 5.0% and is payable at the time of each conversion.

6.  STOCKHOLDERS' EQUITY

Stock Option - As of December 31, 1999, the Company granted one stockholder of the Company the option to purchase 1,000,000 shares of the Company's common stock at $0.10 per share over a 10 year period in exchange for a reduction on a note payable (as discussed in Note 5).

Stock option activity - The following table summarizes the Company's stock option activity:

                                                  Number           Weighted
                                                    Of             Average
                                                  Shares           Exercise
                                                                   Price

Balance, September 19, 1997 (Date of inception)        -                 -
Options granted and assumed                            -                 -
Options canceled                                       -                 -
Options exercised                                      -                 -

Balance, December 31, 1997                             -                 -
Options granted and assumed                            -                 -
Options canceled                                       -                 -
Options exercised                                      -                 -

Balance, December 31, 1998                             -                 -
Options granted and assumed                    1,000,000               .10
Options canceled                                       -                 -
Options exercised                                      -                 -

Balance, December 31, 1999                     1,000,000               .10

The following table summarizes information about options outstanding and exercisable at December 31, 1999:

               Shares Underlying Options Outstanding        Shares Underlying
                               Weighted                     Options Exercisable
                 Shares        Average                      Shares
                 Underlying    Remaining     Weighted       Underlying  Weighted
                 Options       Contractual   Average        Options     Average
Exercise Price   Outstanding   Life          Exercise Price Exercisable Exercise
                                                                        Price

$     0.10       1,000,000      10 years        $0.10        1,000,000   $0.10

Potential common stock with an antidilutive effect - As of December 31, 1999, 1998 and 1997 options on 1,000,000, 0 and 0 shares of common stock, respectively, were not included in computing loss per common share because their effects were antidilutive.

7.  INCOME TAXES

The Company did not record any current or deferred income tax provision or benefit for any of the periods presented due to continuing net losses and nominal differences.
The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating losses, due to the uncertainty regarding its realizability.
As of December 31, 1999, the Company had available net operating loss carryovers of approximately $29,000. Utilization of the net operating loss, which begins to expire at various times starting in 2017, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:

                                                  December 31     December 31
                                                      1999           1998
Net operating loss                                 $   (9,789)     $  (2,715)
Depreciation                                                -              -
Total deferred tax assets                              (9,789)        (2,715)
Valuation allowance for deferred tax assets             9,789          2,715

Net deferred tax assets                            $        -      $       -

8.  SUBSEQUENT EVENTS

Alternative yearbook - In May 2000, the Company determined that its pursuit of the alternative yearbook would not be as widely acceptable as originally expected and began seeking other operations for future development. As discussed further below, the Company acquired all outstanding capital stock of H Bar C Ranchwear, Corporation ("Ranchwear") to pursue new operational activities.

Acquisition - In June 2000, the Company acquired all outstanding capital stock of Ranchwear, in exchange for 3,472,500 shares of the Company's common stock pursuant to a tax-free reorganization. The acquisition of Ranchwear has been accounted for as a pooling of interests.

As a result of the acquisition, the Company changed its focus to manufacture and retail western wear clothing under the label and tradename H Bar C.

Purchase of assets - On February 1, 2000, the Company consummated a Business Loan Agreement with Los Angeles Community Development Bank (a non-commercial bank) ("LACDB") in exchange for the assets of Shootout Mountain Outfitters and Dry Goods, Inc. ("Shootout Mountain"), an unaffiliated company in default of their loan with LACDB. The balance of $175,000, which is secured by all present and future assets of Ranchwear, is payable in monthly installments of $25,000, bearing an imputed interest rate of 8.5%, and due on demand.

In addition, the Company issued 250,000 shares of common stock to LACDB, which included a Put Option. The Put Option requires the Company to notify LACDB on or before September 1, 2000 in which LACDB shall have 60 calendar days to elect to sell all or part of the shares to the Company at a price of $4.00 per share. Effective October 1, 2000, the price of the Put Option will increase by $0.05 per share every 30 days thereafter until such notice is made to LACDB. The Put Option will expire if LACDB sells all of its shares or receives total compensation equal to or greater than the amount LACDB would have received from the Company had the Put Option been exercised on all of the shares of the Company's common stock.

The stock issued in the Business Loan Agreement also included a Call Option, in the event LACDB does not elect to sell all of the Shares to the Company, giving the Company the option to purchase the stock at $8.00 per share.

Pursuant to the Business Loan Agreement, the Company agreed not to form any new subsidiaries or enter into a merger or consolidation with another entity, however LACDB has waived this covenant for the acquisition between the Company and Ranchwear, as discussed above.

Also, on February 1, 2000, the Company borrowed an additional
$24,666, which was related to the cost of the Business Loan
Agreement. The balance is payable 210 days from date of issuance and bears interest of 8.0%

Business consultant agreement - In February 2000, Ranchwear consummated a one-year Business Consultant Agreement, with a stockholder to act in the capacity of Chairman, Chief Executive Officer, Chief Financial Officer and Treasurer of the Company until such time the Company is able to employ such officers and employees. The consultant will receive $120,000 per annum, payable when funds are available. At the end of the term of the agreement, the Company will have the option to convert the outstanding amount payable for the fair market value of the Company's common stock

Agreement for e-commerce services - In March 2000, Ranchwear consummated an agreement with Omnicron, whereby Omnicron agreed to construct an Internet website, which will allow the Company to perform e-commerce. The agreement includes monthly service and updates for the first twelve months following the agreement. As consideration for these services, Omnicron will receive an initial fee of $125,000 with an additional $50,000 to be paid upon completion of the project.

Stock issuances - During 2000 through the date of this report, the Company raised approximately $545,000 through the issuance of 705,000 shares of the Company's common stock.

Legal proceeding - During September 2000, a legal proceeding was filed asserting the Company and certain stockholders have breached an agreement related to the "Purchase of Assets". The plaintiffs seek restitution of approximately $450,000 or the return of such assets. The Company has responded with a counter legal proceeding, believes there is no merit to the plaintiffs' complaints and intends to defend itself in this litigation matter vigorously.

While the results of this matter cannot be predicted with certainty, the Company's management believes that losses, if any, resulting from the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operation, cash flows or financial position. However, unfavorable resolution could affect the results of operations or cash flows for the years in which they are resolved.

                     CHANGES IN AND DISAGREEMENTS WITH
                          ACCOUNTANTS ON ACCOUNTING
                           AND FINANCIAL DISCLOSURE

(a) Effective on June 14, 2000, the independent accountants who were previously engaged as the principal accountants to audit the company's financial statements, Ives & Sultan, LLP, resigned. These accountants' report on the financial statements for the fiscal year ended December 31, 1998 neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the company's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the company's two most recent fiscal years and the subsequent interim period preceding the former accountant's dismissal.

(b) Effective on June 15, 2000, the firm of L.L. Bradford & Company was engaged to serve as the new principal accountant to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

                            AVAILABLE INFORMATION

The company has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                                  PART II.
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS
Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Company*:

Securities and Exchange Commission registration fee      $   1,000
Transfer agent's fees                                        1,000
Printing and engraving expenses                              1,000
Legal fees and expenses                                     22,500
Accounting fees and expenses                                15,000
State blue sky fees                                          5,000

Total                                                    $  45,500*

* All fees, except the Securities and Exchange Commission registration fee and the blue sky fees, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below, during the last three years there have not been any sales of unregistered securities of the company. No commissions or fees were paid in connection with these sales. All of the these sales were undertaken pursuant to the limited offering exemption from registration under the Securities Act of 1933 as provided in Regulation D as promulgated by the U.S. Securities and Exchange Commission (the first two issuances were made under Rule 504 and the remainder under Rule 506). In addition, all the sales were made to the following class of persons: sophisticated investors; that is, investor either alone or with their purchaser representative(s) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchasers comes within this description.

(a) On December 15, 1997, the company sold 3,600,694 shares of its common stock to two of the founding shareholders for a total consideration of $42,500 ($0.0118 per share), as follows:
Tiffany Smith, 3,388,888 shares; and Raymond DeGiovanni, 211,806 shares.

(b) On February 4, 1998, the company sold 211,806 shares of its common stock to Maury Warshauer, one of the founding shareholders, for a total consideration of $2,500 ($0.0118 per share).

(c) On December 31, 1999, the company sold 2,500,000 shares of its common stock to Mr. Stahl for a total consideration of $7,500 ($0.003 per share).

(d) On February 1, 2000, the company consummated a business loan agreement with Los Angeles Community Development Bank (a non-commercial bank) in exchange for the assets of Shootout Mountain Outfitters and Dry Goods, Inc., an unaffiliated company in default of their loan with this bank. The assets acquired, pursuant to the Business Loan Agreement, included the following:

Inventory                    $ 75,000
Equipment                      50,000
Trade name                    175,000
Clothing patterns             150,000

                             $450,000

On February 29, 2000, the company issued 250,000 shares of its common stock to the bank in connection with this loan agreement.

(e) From March 3, 2000 to June 15, 2000, the company sold a total of 505,000 shares of its common stock to a total of 12 investors for a total consideration of $505,000 ($1.00 per share).

(f) Between March 3, 2000 and June 12, 2000, the company issued a total of 82,500 shares of its common stock to six individuals for expenses advanced for the company in the amount of $82,500
($1.00 per share)

(g)  On March 7, 2000, the company settled a $52,000 debt
(including interest of $2,500) in exchange for 210,000 shares of its common stock ($0.25 per share) pursuant to the conversion of a debenture between an individual and the company, dated
December 8, 1999.

ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Los Angeles, State of California, on December 8, 2000.

                                       H Bar C, Inc.


                                       By: /s/  Richard Stahl
                                       Richard Stahl, President

                      Special Power of Attorney

The undersigned constitute and appoint Richard Stahl their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature              Title                         Date

/s/ Richard Stahl      President/Chief Executive     December 8, 2000
Richard Stahl          Officer/Treasurer/Chief
                       Financial Officer (principal
                       financial and accounting
                       officer)/Director

/s/ Kermit Alexander   Secretary/Director            December 8, 2000
Kermit Alexander

/s/ Lee Rosenberg      Director                      December 8, 2000
Lee Rosenberg

                                EXHIBIT INDEX

Number                           Exhibit Description

2 Agreement and Plan of Exchange between the company and H Bar C, Inc., dated June 15, 2000 (see below).

3.1   Certificate of Incorporation, dated September 18, 1997 (see below).

3.2   Certificate for Renewal and Revival of Charter, dated
      July 13, 2000 (see below).

3.3   Amendment to Certificate of Incorporation, dated August 17, 2000
     (see below).

3.4   Amended and Restated Bylaws, dated November 17, 2000 (see below).

5     Opinion Re: Legality (see below).

10.1  Promissory Note between H Bar C, Inc. (now known as H Bar C
      Ranchwear Corp.) and Los Angeles Community Development Bank, dated February 1, 2000 (see below.

10.2 Business Loan Agreement between the company and H Bar C, Inc., dated February 1, 2000 (see below).

10.3 Business Consultant Agreement between the company and Richard Stahl, dated February 1, 2000 (see below).

21    Subsidiaries of the company (see below).

23.1  Consent of Accountants (see below).

23.2  Consent of Accountants (see below).

23.3  Consent of Counsel (see below).

27    Financial Data Schedules (see below).

99.1  Trademark filed November 18, 1974 (see below).

99.2  Trademark filed May 12, 1980 (see below).